Exhibit 99.2

Mars Acquisition Corp. Announces Closing of $69 Million Initial Public Offering, Including Full Exercise of Underwriter’s Over-Allotment Option

New York, New York, February 16, 2023 (PRNEWSWIRE) – Mars Acquisition Corp. (Nasdaq:MARXU) (the “Company”), a Cayman Islands exempted company incorporated as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its previously announced initial public offering of 6,900,000 units at an offering price of $10.00 per unit, which includes 900,000 units issued pursuant to the full exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $69,000,000.

Each unit consists of one ordinary share and one right. Each right entitles the holder thereof to receive two-tenths (2/10) of one ordinary share upon consummation of the Company’s initial business combination. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “MARXU” on February 14, 2023. Once the securities comprising the units begin separate trading, the ordinary shares and rights will be traded on Nasdaq under the symbols “MARX” and “MARXR,” respectively.

Maxim Group LLC acted as the sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-265240) (the “Registration Statement”) relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 13, 2023. The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mars Acquisition Corp.

Mars Acquisition Corp. is a Cayman Islands exempted company incorporated as a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes in events, conditions or circumstances on which any statement is based after the date of this release, except as required by law.

Contact Information:

Karl Brenza
Tel: 914-374-0060